Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media: Melissa Merrill
Financial Dynamics
(212) 850-5600

MONRO MUFFLER BRAKE, INC. ENTERS INTO
NEW CREDIT FACILITY

     ROCHESTER, N.Y. – July 13, 2005 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced it has entered into a new five year $160 million credit facility consisting of a $125 million committed sum and a $35 million accordion feature. The new financing replaces the existing $110 million credit facility and reduces the Company’s borrowing rate by 50 basis points.

     “Our new facility provides more favorable interest rates, an extended term, and higher borrowing capacity. As such, we will have additional flexibility to execute our stated acquisition strategy of acquiring reasonably priced companies that will expand our market share in existing or contiguous markets,” Catherine D’Amico, Executive Vice President and Chief Financial Officer, stated.

     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 626 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.